FOR IMMEDIATE RELEASE – May 14, 2014	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces March 31, 2014 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP), a bank holding company headquartered in Durham, NC, today reported March 31, 2014 results with highlights as follows:

•	M&F Bank, the subsidiary of M&F Bancorp, Inc., continued to maintain “Well Capitalized” status, the highest regulatory capital measure. Capital ratios at March 31, 2014 for M&F Bank were 11.10% for Tier 1 leverage, 15.41% for Tier 1 risk-based, and 16.66% for total risk based.
•	Net income was $277 thousand for the three months ended March 31, 2014 compared to $14 thousand for the three months ended March 31, 2013.
•	Net income available to common shareholders was $218 thousand for the three months ended March 31, 2014 compared to a $49 thousand net loss available to common shareholders for the period ended March 31, 2013.
•	Diluted net income per common share was $0.11 for the three months ended March 31, 2014 compared to net loss per common share of $0.02 for the three months ended March 31, 2013.
•	Net interest margin, computed on a fully tax equivalent basis, increased 14 basis points to 3.75% for the three months ended March 31, 2014 over the same period in 2013.
•	Non-interest expense decreased $160 thousand over the comparable period in 2013 primarily as a result of decreases in salaries and benefits, directors fees and professional fees, partially offset with increases in FDIC insurance premiums, net other real estate owned expenses, delivery expenses and other miscellaneous expenses.
•	Loans decreased by $2.4 million or 1.29% from December 31, 2013 to $187.0 million at March 31, 2014.
•	Non-accrual loans decreased by $300 thousand during the three months ended March 31, 2014 to $6.4 million.
•	Deposits decreased $1.9 million or 0.71% from December 31, 2013 to $258.1 million at March 31, 2014. The decrease was largely attributable to seasonality in one of the Company’s largest depositors.
•	Total assets decreased $1.6 million or 0.52% from December 31, 2013 to $300.0 million at March 31, 2014.

“The March 31, 2014 quarter was a turning point for our organization as we produced a significant increase in earnings. We were able to improve our net interest margin on a fully tax equivalent basis by 14 basis points during the quarter ended March 31, 2014 over the comparable period in 2013 primarily due to improved yields in our investment portfolio. Yields on our taxable investments improved 79 basis points to 1.98% over the comparable period in 2013. We simultaneously managed to reduce our cost of funds to 0.33% for the period ended March 31, 2014 compared to 0.42% during the comparable period in 2013. Our operating expenses decreased from $2.9 million for the three months ended March 31, 2013 to $2.7 million for three months ended March 31, 2014. We are focused on improving efficiency by evaluating all expenses against the value generated. Lastly, we remain committed to work with our borrowers, some of whom continue to suffer effects from the great recession. As a result, we achieved slight improvement in our non-accrual loans, which decreased to $6.4 million at March 31, 2014 compared to $6.7 million at December 31, 2013. We are pleased with our results, and look forward to the future with great enthusiasm,” stated Kim D. Saunders, President & CEO.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.